CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment 13 to the Registration Statement on Form N-4, 333-179398 of RiverSource® RAVA 5 Advantage® Variable Annuity/RAVA 5 Select® Variable Annuity/RAVA 5 Access® Variable Annuity (Offered for contract applications signed on or after April 30, 2012 but prior to April 29, 2013) of our report dated February 26, 2020 relating to the consolidated financial statements of RiverSource Life Insurance Company and our report dated April 22, 2020 with respect to the financial statements of RiverSource Variable Account 10, which appear in Post-Effective Amendment 2 to the Registration Statement on Form N-4, 333-230376. We also consent to the reference to us as experts under the heading "Independent Registered Public Accounting Firm" in such Registration Statement.

Minneapolis, Minnesota

April 22, 2020